UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	April 4, 2006

OGE ENERGY CORP.

(Exact Name of Registrant as Specified in Its Charter)

Oklahoma

(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638

(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321

(Address of Principal Executive Offices)	(Zip Code)

405-553-3000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

OGE Energy Corp. (“OGE Energy”) is the parent company of Oklahoma Gas and Electric Company, a regulated electric utility with approximately 750,000 customers in Oklahoma and western Arkansas, and Enogex Inc. and its subsidiaries (“Enogex”), a natural gas pipeline business with principal operations in Oklahoma.

On March 30, 2006, OGE Energy announced that Enogex Gas Gathering, L.L.C., a wholly-owned subsidiary of Enogex, has agreed to sell certain gas gathering assets in the Kinta, Oklahoma, area to a subsidiary of Hiland Partners, L.P. The Enogex Gas Gathering, L.L.C. assets included in the transaction are approximately 568 miles of gas gathering pipeline and 23 compressor units with current volumes of approximately 145 million cubic feet per day, all in eastern Oklahoma. The sale price will be approximately $93 million. The transaction is expected to provide an after-tax book gain of approximately $34 million and is currently scheduled to close by the end of April. The transaction is subject to customary closing conditions and regulatory review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The proceeds from the sale will be used to invest, over time, in strategic assets to diversify its asset base. For further information regarding this transaction, see the asset purchase agreement and press release which are attached as Exhibit 2.01 and Exhibit 99.01 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

2.01	Asset purchase agreement dated March 30, 2006, by and between Enogex Gas Gathering, L.L.C. and Hiland Operating, Inc.

99.01	Press release dated March 30, 2006, announcing OGE Energy Corp. Subsidiary to Sell Gas Gathering Assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By	/s/ Scott Forbes
Scott Forbes
Controller

(On behalf of the registrant and in his
capacity as Chief Accounting Officer)

April 4, 2006

Exhibit 2.01

ASSET PURCHASE AGREEMENT

by and between

ENOGEX GAS GATHERING, L.L.C.

and

HILAND OPERATING, LLC

Dated as of March 30, 2006

Page

ARTICLE I	DEFINITIONS AND RULES OF CONSTRUCTION	1
1.1	Definitions	1
1.2	Rules of Construction	7
ARTICLE II	PURCHASE AND SALE; CLOSING	8
2.1	Sale and Purchase of Assets	8
2.2	Excluded Assets	10
2.3	Assumption of Liabilities	10
2.4	Retained Liabilities	10
2.5	Consideration	11
2.6	Purchase Price Allocation	11
2.7	The Closing	11

ARTICLE III	REPRESENTATIONS AND WARRANTIES RELATING TO
SELLER	11
3.1	Organization of Seller	12
3.2	Authorization; Enforceability	12
3.3	No Conflict; Consents	12
3.4	Absence of Certain Changes	12
3.5	Assumed Contracts	12
3.6	Intellectual Property	13
3.7	Litigation	13
3.8	Brokers’ Fees	13
3.9	Taxes	13
3.10	Environmental Matters	13
3.11	Compliance with Laws; Permits	14
3.12	Insurance	14
3.13	Title to Assets; Sufficiency	14
3.14	Statement of Revenue and Direct Costs	14
3.15	Employee Benefit Plans	15
3.16	Gathered Volumes	16
ARTICLE IV	REPRESENTATIONS AND WARRANTIES RELATING TO
BUYER	16

-i-

(continued)

Page

4.1	Organization of Buyer	16
4.2	Authorization; Enforceability	16
4.3	No Conflict; Consents	16
4.4	Litigation	16
4.5	Brokers’ Fees	17
4.6	Financial Ability	17
ARTICLE V	COVENANTS	17
5.1	Conduct of Business	17
5.2	Access	18
5.3	Third Party Approvals	20
5.4	Regulatory Filings	20
5.5	Employee and Benefit Matters	20
5.6	Seller Marks	22
5.7	Books and Records; Access	22
5.8	Permits	22
5.9	Liability for Transfer Taxes	22
5.10	Cooperation	22
5.11	Information; Data; Facilities	23
5.12	Post-Closing Receipts	23
5.13	Gas Transportation Arrangements	23
5.14	Assumed Contracts	24
5.15	Well Connections	24
ARTICLE VI	CONDITIONS TO CLOSING	24
6.1	Conditions to Obligations of Buyer	24
6.2	Conditions to the Obligations of Seller	26
ARTICLE VII	INDEMNIFICATION	27
7.1	Survival	27
7.2	Indemnification	27
7.3	Procedures	28
7.4	Waiver of Other Representations	30
7.5	Exclusive Remedy and Release	30

-ii-

(continued)

Page

ARTICLE VIII	TERMINATION	31
8.1	Termination	31
8.2	Effect of Termination	31
ARTICLE IX	MISCELLANEOUS	32
9.1	Notices	32
9.2	Assignment	33
9.3	Like-Kind Exchange	33
9.4	Rights of Third Parties	33
9.5	Expenses	33
9.6	Counterparts	33
9.7	Entire Agreement	33
9.8	Disclosure Schedules	34
9.9	Acknowledgment by Buyer	34
9.10	Amendments	34
9.11	Publicity	34
9.12	Severability	34
9.13	Governing Law; Jurisdiction	34

-iii-

LIST OF EXHIBITS

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Transportation Agreement

LIST OF SCHEDULES

Schedule 1.1(a)	Knowledge
Schedule 1.1(b)	Permitted Liens
Schedule 2.1(a)	Wildlife Gathering System
Schedule 2.1(b)	Hartshorne Gathering System
Schedule 2.1(c)	Dog Creek/McFerran Gathering System
Schedule 2.1(d)	Milton/South Bokoshe Gathering System
Schedule 2.1(e)	Limestone Gathering System
Schedule 2.1(f)	Nan Gathering System
Schedule 2.1(g)	Assumed Contracts
Schedule 2.1(h)	Permits
Schedule 2.1(i)	Personal Property
Schedule 2.1(k)(i)	Real Estate
Schedule 2.1(k)(ii)	Partially Assigned Easements
Schedule 2.2	Excluded Assets
Schedule 2.4	Measurement Cases
Schedule 2.6	Allocation of Purchase Price
Schedule 3.4	Absence of Certain Changes
Schedule 3.5	Enforceability of Assumed Contracts
Schedule 3.7	Litigation
Schedule 3.9	Taxes
Schedule 3.10	Environmental Matters
Schedule 3.11(b)	Compliance with Laws; Permits
Schedule 3.12	Insurance
Schedule 3.13	Title to Assets; Sufficiency
Schedule 3.14	Statement of Revenue and Direct Costs
Schedule 3.15(a)	Employee Benefit Plans
Schedule 3.15(b)	ERISA
Schedule 3.16	Gathered Volumes
Schedule 4.5	Brokers’ Fees
Schedule 4.6	Financial Ability
Schedule 5.5(a)	Eligible Employees
Schedule 5.13	Specified Wells
Schedule 5.15	Well Connects

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of March 30, 2006 (this “Agreement”), is entered into by and between Enogex Gas Gathering, L.L.C., an Oklahoma limited liability company (“Seller”), and Hiland Operating, LLC, a Delaware limited liability company (“Buyer”), and is executed at the Seller’s office located at 31038 West Mustang Fuel Road, Kinta, Oklahoma 74552.

RECITALS

WHEREAS, Seller is the owner of certain Assets (as defined below) located in eastern Oklahoma; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets, subject to the terms and conditions described in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1          Definitions.   As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Assets” has the meaning provided such term in Section 2.1.

“Assignment and Assumption Agreement” has the meaning provided such term in Section 6.1(h).

“Assignment of Easements” has the meaning provided such term in Section 6.1(i).

“Assumed Contracts” has the meaning provided such term in Section 2.1(g).

“Assumed Liabilities” has the meaning provided such term in Section 2.3.

“Bill of Sale” has the meaning provided such term in Section 6.1(g).

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the States of Oklahoma and that is not otherwise a federal holiday in the United States.

“Buyer” has the meaning provided such term in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning provided such term in Section 7.2(a).

“CERCLA” means the Federal Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.

“Claim Notice” has the meaning provided such term in Section 7.3(a).

“Closing” has the meaning provided such term in Section 2.6.

“Closing Date” has the meaning provided such term in Section 2.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of September 19, 2005, between Buyer and Seller.

“Constituents of Concern” any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, friable asbestos, or PCBs, the handling, storage, treatment or exposure of or to which is subject to regulation under any Environmental Law.

“Continuing Employee” has the meaning provided such term in Section 5.5(b).

“Contract” means any legally binding agreement, commitment, lease, license or contract, but excluding Plans.

“Direct Claim” has the meaning provided such term in Section 7.3(d).

“Disclosure Schedules” means the schedules attached hereto.

“Dog Creek/McFerran Gathering System” has the meaning provided such term in Section 2.1(c).

“Dollars” and “$” mean the lawful currency of the United States.

“Easements” all easement rights owned or held in connection with a Gathering System, together with any and all other rights, tenements, easements, appendages, appurtenant rights, privileges, rights-of-way, leases, contracts and agreements related to real property associated with such Gathering System.

“Eligible Employees” has the meaning provided such term in Section 5.5(a).

“Environmental Law” means all applicable Laws and Environmental Permits of any Governmental Authority relating to the protection of health or the environment, including: (a) all requirements pertaining to liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Constituent of Concern; and (b) all other limitations, restrictions, conditions, standards, prohibitions, obligations, and timetables contained therein or in any notice or demand letter issued, entered, promulgated or approved thereunder. The term “Environmental Law” includes, without limitation, CERCLA, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, each as amended from time to time, any regulations promulgated pursuant thereto, and any state or local counterparts.

“Environmental Permits” all permits, licenses, registrations, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws and necessary for or held in connection with the conduct of the business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act Rules”: the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning provided such term in Section 2.2.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Gathering Systems” means the Wildlife Gathering System, the Hartshorne Gathering System, the Dog Creek/McFerran Gathering System, the Milton/South Bokoshe Gathering System, the Limestone Gathering System and the Nan Gathering System.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Hartshorne Gathering System” has the meaning provided such term in Section 2.1(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness for Borrowed Money” means all obligations to any Person for borrowed money, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit (b) any amounts under any currency, commodity or interest rate swap, hedge or similar protection device or (c) any guaranty with respect to indebtedness for borrowed money of another Person.

“Indemnified Party” has the meaning provided such term in Section 7.3(a).

“Indemnifying Party” has the meaning provided such term in Section 7.3(a).

“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.

“IRS” means Internal Revenue Service of the United States.

“Knowledge” as to Seller means the actual knowledge of those persons listed on Schedule 1.1(a), after reasonable inquiry.

“Law” means any applicable statute, writ, law, common law, rule, regulation, ordinance, order, judgment, injunction, award, determination or decree of a Governmental Authority, or any requirement under the common law, in each case as in effect on and as interpreted on the date of this Agreement or on and as of the Closing Date, as applicable, unless the context otherwise clearly requires a different date, in which case on and as of such date.

“Lien(s)” means any charges, pledges, options, mortgages, deeds of trust, hypothecations, encumbrances or security interests.

“Limestone Gathering System” has the meaning provided such term in Section 2.1(e).

“Losses” has the meaning provided such term in Section 7.2(a).

“Material Adverse Effect” means (a) with respect to the Assets, a circumstance, change or effect that is materially adverse to the business, operations (including results of operation), financial condition or liabilities of or related to the Assets, taken as a whole, or (b) with respect to any Person, a circumstance, change or effect that materially impedes the ability of such Person to complete the transactions contemplated herein.

“Measurement Cases” has the meaning provided such term in Section 2.4.

“Milton/South Bokoshe Gathering System” has the meaning provided such term in Section 2.1(d).

“Nan Gathering System” has the meaning provided such term in Section 2.1(f).

“Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.

“Parties” means Seller and Buyer.

“Permits” has the meaning provided such term in Section 2.1(h).

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business to the extent related to the Assets and securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) Liens of public record (other than for Indebtedness for Borrowed Money), (d) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, executed in the ordinary course of business, (e) the rights of licensors and licensees under licenses executed in the ordinary course of business, (f) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, that do not materially adversely affect the value of the Asset to which such matters relate or materially interfere with the ownership, use or operation of such Asset and, in any event, do not prevent or prohibit the use of such Asset as currently used or as otherwise necessary for the conduct of the business by Seller relating to the Assets as presently conducted or proposed to be conducted, (g) purchase money Liens and Liens securing rental payments under capital lease arrangements, (h) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (i) restrictions on transfer with respect to which consents or waivers are obtained for this transaction, (j) any Liens created pursuant to operating or similar agreements, (k) Liens entered into in the ordinary course of business that do not secure the payment of Indebtedness for Borrowed Money and that do not materially and adversely affect the ability of Seller to conduct its business, (l) Liens referenced in any real property files made available by Seller to Buyer or in the Disclosure Schedules, (m) Liens contained in the Organizational Documents of Seller, (n) Liens listed on Schedule 1.1(b) and (o) Liens created by Buyer, or its successors and assigns.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Property” has the meaning provided such term in Section 2.1(i).

“Plans” has the meaning provided such term in Section 3.15.

“Purchase Price” has the meaning provided such term in Section 2.5.

“Qualified Intermediary” has the meaning provided such term in Section 9.3.

“Real Estate” has the meaning provided such term in Section 2.1(k).

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of material expense.

“Records” has the meaning provided such term in Section 2.1(j).

“Representatives” means a Person’s directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors).

“Restricted Information” has the meaning provided such term in Section 5.2(c).

“Retained Liabilities” has the meaning provided such term in Section 2.4.

“SEC” means the United States Securities and Exchange Commission, or any successor agency thereto.

“Seller” has the meaning provided such term in the preamble to this Agreement.

“Seller Indemnified Parties” has the meaning provided such term in Section 7.2(b).

“Seller Marks” has the meaning provided such term in Section 5.6.

“Specified Wells” means those oil and gas wells that produce gas that is now (or in the future capable of being) (a) gathered on any Specified System and (b) flowing to the Enogex Inc. intrastate transportation system. The term “Specified Wells” includes, without limitation, those currently existing wells listed on Schedule 5.13.

“Specified Systems” mean the Wildlife Gathering System, the Hartshorne Gathering System and the Milton/South Bokoshe Gathering System.

“Statements of Revenue and Direct Costs” has the meaning provided such term in Section 3.14.

“Subsidiary” means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association or other business entity.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Governmental Authority including any amendments thereto.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Third Party Claim” has the meaning provided such term in Section 7.3(a).

“Transition Services Agreement” has the meaning provided such term in Section 6.1(e).

“Transportation Agreement” has the meaning provides such term in Section 6.1(f).

“Treating Facilities” has the meaning provided such term in Section 5.13(b).

“United States” means United States of America.

“Wildlife Gathering System” has the meaning provided such term in Section 2.1(a).

1.2	Rules of Construction.

(a)          All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)          If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)          With respect to Seller, the term “ordinary course of business” will be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of Seller.

(d)          The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(e)          The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(f)           All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(g)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1          Sale and Purchase of Assets.   Upon the terms and subject to the conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, all right, title and interest of Seller in and to the following assets (collectively, the “Assets”):

(a)          that certain 2” to 16” diameter natural gas pipeline located in Haskell, Pittsburg and Latimer Counties, Oklahoma, which is approximately 265 miles in length, including above-ground facilities or structures, compression equipment, and the valves, machinery, equipment, gauges, meters, fittings, fixtures and improvements related thereto as more particularly described on Schedule 2.1(a) attached hereto (the “Wildlife Gathering System”);

(b)          that certain 3” to 16” diameter natural gas pipeline located in Pittsburg and Latimer Counties, Oklahoma, which is approximately 97 miles in length, including above-ground facilities or structures, compression equipment, and the valves, machinery, equipment, gauges, meters, fittings, fixtures and improvements related thereto as more particularly described on Schedule 2.1(b) attached hereto (the “Hartshorne Gathering System”);

(c)          that certain 3” to 12” diameter natural gas pipeline located in Latimer and LeFlore Counties, Oklahoma, which is approximately 58 miles in length, including above-ground facilities or structures, compression equipment, and the valves, machinery, equipment, gauges, meters, fittings, fixtures and improvements related thereto as more particularly described on Schedule 2.1(c) attached hereto (the “Dog Creek/McFerran Gathering System”);

(d)          that certain 2” to 10” diameter natural gas pipeline located in Haskell and LeFlore Counties, Oklahoma, which is approximately 88 miles in length, including above-ground facilities or structures, compression equipment, and the valves, machinery, equipment, gauges, meters, fittings, fixtures and improvements related thereto as more particularly described on Schedule 2.1(d) attached hereto (the “Milton/South Bokoshe Gathering System”);

(e)          that certain 3” to 16” diameter natural gas pipeline located in Latimer County, Oklahoma, which is approximately 55 miles in length, including above-ground facilities or structures, compression equipment, and the valves, machinery, equipment, gauges, meters, fittings, fixtures and improvements related thereto as more particularly described on Schedule 2.1(e) attached hereto (the “Limestone Gathering System”);

(f)           that certain 4” to 12” diameter natural gas pipeline located in Latimer County, Oklahoma, which is approximately 5 miles in length, including above-ground facilities or structures, compression equipment, and the valves, machinery, equipment, gauges, meters, fittings, fixtures and improvements related thereto as more particularly described on Schedule 2.1(f) attached hereto (the “Nan Gathering System”);

(g)          all Contracts (including natural gas transportation and gathering services contracts) including those listed on Schedule 2.1(g) to this Agreement (the “Assumed Contracts”);

(h)          all permits, licenses, certificates, consents, approvals, waivers, authorizations and registrations issued to or held by Seller in connection with Seller’s ownership or use of the Assets and listed on Schedule 2.1(h) (the “Permits”);

(i)           the items of personal property (tangible or intangible) listed on Schedule 2.1(i) (collectively, the “Personal Property”);

(j)           all records, documents, books, supplier lists and work orders relating to and necessary to operate the Assets, and all other documents and data relating to the Assets, including, without limitation, all of the foregoing necessary to cause operations to remain in compliance with applicable Law, including Environmental Law (collectively, the “Records”); and

(k)          all parcels of real property, which are described on Schedule 2.1(k)(i) (collectively, the “Real Estate”), and all appurtenances, Easements and other rights, buildings and other improvements thereto or thereon not otherwise described in this Section 2.1; provided, however, that because Seller and its Affiliates must retain the right to use certain Easements for natural gas pipeline assets other than those related to the Assets, the Easements described on Schedule 2.1(k)(ii) shall be partially assigned to

Buyer to the extent related to the Assets described in paragraphs (a) through (f) of this Section 2.1.

2.2          Excluded Assets. All assets of Seller (including, without limitation, those assets of Seller located in Haskell, LeFlore, Pittsburg and Latimer Counties, Oklahoma) not described in Section 2.1 will be retained by Seller and will not be included in the Assets or sold, transferred, assigned, conveyed or delivered by Seller to Buyer (the “Excluded Assets”), including, without limitation, the following assets:

(a)	cash;

(b)          any Personal Property that is sold or consumed by Seller prior to the Closing in the ordinary course of business;

(c)          Seller’s Organizational Documents, duplicate copies of such records included in the Assets as are necessary to enable Seller’s members to file their tax returns and reports, and any other records or materials relating to Seller generally and not involving or relating to the Assets or the business;

(d)          the proceeds or refunds from any insurance policy of Seller resulting from the transactions contemplated by this Agreement;

(e)	all software related to the operating of the Assets;

(f)           existing imbalances, receivables, or claims related to under-billings in periods prior to Closing; and

(g)          those assets, records, documents, books, supplier lists, work orders, documents and data listed on Schedule 2.2.

For the avoidance of doubt, no assets any of Seller’s Affiliates shall be conveyed to Buyer pursuant to the transactions contemplated by this Agreement.

2.3          Assumption of Liabilities. Upon Closing, Buyer shall assume and be responsible for the payment, performance or discharge of all liabilities and obligations of Seller resulting from, relating to or arising out of the ownership of the Assets, except for the Retained Liabilities (as defined below) (the “Assumed Liabilities”).

2.4          Retained Liabilities.   Upon Closing, Seller shall retain, be liable for and, if applicable in the case of liabilities and obligations of any Affiliate of Seller, assume, the following liabilities and obligations (without duplication, and collectively referred to as “Retained Liabilities”):

(a)          all liabilities and obligations of Seller or any Affiliate of Seller arising out of or relating to any Excluded Asset (other than any Excluded Asset referenced in clause (b) of the definition thereof);

(b)          any liabilities of Seller or any Affiliates of Seller resulting directly from the transactions contemplated by this Agreement, including, but not limited to, Taxes and liabilities resulting from any potential termination of any employees under employment agreements, compensation arrangements or severance plans, but in each case only to the extent not caused by the action of Buyer;

(c)          all Indebtedness for Borrowed Money incurred by Seller or any of its Affiliates in connection with the ownership or operation of the Assets;

(d)          all liabilities, costs and expenses incurred by Seller in connection with the proposed sale of the Assets, including the negotiation, documentation, execution and performance by Seller of its obligations under this Agreement;

(e)          all trade payables incurred in the ordinary course of business prior to the Closing Date in connection with purchasing or receiving goods and services related to the Assets; and

(f)           any and all liabilities or obligations related to the litigation described on Schedule 2.4 (the “Measurement Cases”), solely to the extent such liabilities or obligations relate to periods prior to the Closing Date.

2.5          Consideration.   In consideration for the sale and purchase of the Assets contemplated by Section 2.1, Buyer shall pay to Seller an aggregate of $93,000,000 in cash by wire transfer of immediately available funds to an account designated by Seller (the “Purchase Price”).

2.6          Purchase Price Allocation.   The Purchase Price shall be allocated among the Assets as set forth on Schedule 2.6. Buyer and Seller shall report the transactions contemplated hereby on all Tax Returns (including information returns and supplements thereto required to be filed by the parties under Section 1060 of the Code) in a manner consistent with such allocation.

2.7          The Closing.   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jones Day, 717 Texas, Houston, Texas 77002, commencing on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article VI or such other date as Buyer and Seller may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Except as disclosed on the Disclosure Schedules, Seller hereby represents and warrants to Buyer as follows:

3.1          Organization of Seller.   Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of Oklahoma.

3.2          Authorization; Enforceability. Seller has the requisite limited liability company power and authority to own or lease the Assets and to conduct its business as it is now being conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite limited liability company action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller, and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3          No Conflict; Consents. Except as would not reasonably be expected to have a Material Adverse Effect on the ability of Seller to enter into and perform its obligations under this Agreement, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller do not and shall not:

(a)          violate any Law applicable to Seller or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority (other than as required by the HSR Act);

(b)	violate any Organizational Document of Seller;

(c)          require any filing with or permit, consent or approval of, or the giving of any notice to, any Person (other than as required by the HSR Act); or

(d)          (i) breach any Assumed Contract, (ii) result in the termination of any such Assumed Contract, (iii) result in the creation of any Lien under any Assumed Contract or on the Assets, or (iv) constitute an event that, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

3.4          Absence of Certain Changes.   Except as disclosed on Schedule 3.4, since December 31, 2005, (a) there has not been any Material Adverse Effect on the Assets and (b) the business of Seller related to the Assets has been conducted, in all material respects, only in the ordinary course.

3.5          Assumed Contracts.   Except as set forth on Schedule 3.5, each Assumed Contract (other than such Assumed Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (a) is in full force and effect and (b) represents the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms. Except as set forth on Schedule 3.5, neither Seller nor, to the Knowledge of Seller, any other party is in material breach of any Assumed Contract, and Seller has not received any written or, to the Knowledge of Seller, oral notice of termination or breach of any Assumed Contract.

3.6          Intellectual Property.   Except as would not reasonably be expected to have a Material Adverse Effect on the Assets, to the Knowledge of Seller, (a) Seller, together with its Affiliates, owns or has the right to use pursuant to license, sublicense, agreement or otherwise all items of Intellectual Property required in the operation or use of the Assets as presently conducted, (b) no third party has asserted in writing against Seller a claim that Seller is infringing on the Intellectual Property of such third party and (c) no third party is infringing on the Intellectual Property owned by Seller.

3.7          Litigation.   Except as set forth on Schedule 3.7, (a) there are no lawsuits or actions before any Governmental Authority pending or, to the Knowledge of Seller, threatened in writing by any Person against Seller that would reasonably be expected to have a Material Adverse Effect on the Assets and (b) to the Knowledge of Seller, there is no order or unsatisfied judgment from any Governmental Authority that would reasonably be expected to have a Material Adverse Effect on the Assets.

3.8          Brokers’ Fees.   No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates.

3.9          Taxes.   Except as set forth on Schedule 3.9 or as would not reasonably be expected to have a Material Adverse Effect on the Assets, (a) all Tax Returns required to be filed by Seller directly related to the Assets have been filed, (b) all Taxes shown as due on such Tax Returns have been paid, (c) there are no Liens on any of the Assets that arose in connection with any failure to pay any Tax, (d) there is no claim pending by any Governmental Authority in connection with any Tax directly related to the Assets, (e) no Tax Returns directly related to the Assets are under audit or examination by any Governmental Authority, (f) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return directly related to the Assets or the assessment or collection of any Tax directly related to the Assets and (g) to the Knowledge of Seller, no written or oral claim has been made by any Governmental Authority in a jurisdiction where Seller does not file a Tax Return directly related to the Assets that it is or may be subject to taxation in that jurisdiction.

3.10       Environmental Matters.   To the Knowledge of Seller, except as set forth on Schedule 3.10 or as would not reasonably be expected to have a Material Adverse Effect on the Assets:

(a)          the operation of the Assets by Seller are in compliance with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Environmental Permits;

(b)          the Assets are not subject to any outstanding order, judgment or arbitration award from any Governmental Authority under any Environmental Laws requiring remediation of any Constituents of Concern or the payment of a fine or penalty; and

(c)          Neither Seller nor any of its Subsidiaries is subject to any action related to the Assets that is pending or threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law.

3.11	Compliance with Laws; Permits.

(a)          Seller is in compliance with all applicable Laws related to the Assets, except as otherwise disclosed in this Agreement and for noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Assets. Notwithstanding any provision in this Section 3.11 (or any other provision of this Agreement) to the contrary, Section 3.9 and Section 3.10, shall be the exclusive representations and warranties with respect to Tax and environmental issues, as well as related matters, and no other representations or warranties are made with respect to such matters, including without limitation pursuant to this Section 3.11.

(b)          Except as disclosed on Schedule 3.11(b), Seller possesses all Permits necessary and sufficient for it to own and operate the Assets as currently conducted except where the failure to possess such Permit would not reasonably be expected to have a Material Adverse Effect on the Assets. To the Knowledge of Seller, (i) all such Permits are in full force and effect and (ii) there are no lawsuits or other proceedings pending or threatened in writing before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof, except as would not reasonably be expected have a Material Adverse Effect on the Assets.

3.12       Insurance. Schedule 3.12 contains a summary description of all material policies of property, fire and casualty, product liability, workers’ compensation and other insurance held by or for the benefit of Seller and that relates to the Assets as of the date of this Agreement, and all such policies are presently in full force and effect and shall be maintained in full force and effect until the Closing.

3.13       Title to Assets; Sufficiency.   Seller owns good title to the Assets, free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 3.13, the Assets are (a) in good condition and repair (subject to normal wear and tear) and (b) sufficient to permit Buyer to conduct the business related to the operation of the Assets as currently conducted by Seller.

3.14       Statement of Revenue and Direct Costs.   Attached as Schedule 3.14 are true, complete and correct copies of Seller’s statements of revenue and direct costs related to the Assets as, at and for the periods ended December 31, 2004 and December 31, 2005 (collectively, the “Statements of Revenue and Direct Costs”). The Statements of Revenue and Direct Costs fairly present the revenue and direct costs related to the Assets as of the respective periods indicated therein and have been prepared in accordance with the standards set forth on Schedule 3.14.

3.15	Employee Benefit Plans.

(a)          Schedule 3.15(a) sets forth a list of all material employee benefit plans (as defined in Section 3(3) of ERISA), and all other material compensation or benefit plans, programs, arrangements, contracts or schemes, written, statutory or contractual, with respect to which Seller or any of its Affiliates has any obligation or liability to contribute or that are maintained, contributed to or sponsored by Seller or any of its Affiliates for the benefit of any Eligible Employee, but excluding, however, any plan or arrangement maintained by a Governmental Authority to which Seller or any of its Affiliates is required to contribute pursuant to applicable Law (collectively, the “Plans”). With respect to each Plan, Seller has delivered or made available to Buyer a true and complete copy of each such Plan (including all amendments thereto) and any related trust agreement or insurance contract, and (to the extent applicable) a copy of the most recent IRS determination letter issued in respect of each Plan that is intended to meet the requirements of Section 401(a) of the Code, each Plan’s current summary plan description and the most recent annual report on Form 5500 series filed in respect of each Plan.

(b)          Except as set forth on Schedule 3.15(b), none of the Plans (i) is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) is a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) is a plan maintained in connection with a trust described in Section 501(c)(9) of the Code, (iv) provides for the payment of separation, severance, termination or similar-type benefits to any person or (v) provides for or promises retiree medical or life insurance benefits to any current or former employee, officer or director of Seller or any of its Subsidiaries except to the extent required by Law. Each of the Plans is subject only to the federal or state Laws of the United States or a political subdivision thereof.

(c)          Each Plan is in compliance in all material respects with, and has always been operated in all material respects in accordance with, its terms and the requirements of all applicable Laws, and each of Seller and its Affiliates has satisfied in all material respects all of its statutory, regulatory and contractual obligations with respect to each such Plan, in each case except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller or any of its Subsidiaries. No action, suit, claim or proceeding is pending or, to the Knowledge of Seller, threatened with respect to any Plan (other than claims for benefits in the ordinary course).

(d)          There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither Seller nor any of its Subsidiaries has incurred any liability for any excise tax or penalty arising under the Code or ERISA with respect to a Plan or any other employee benefit plan maintained, contributed to or sponsored by Seller or its Affiliates, and, to the Knowledge of Seller, no fact or event exists that could give rise to such liability. Neither Seller nor any of its Subsidiaries has incurred any liability relating to Title IV of ERISA (other than for the payment of premiums to the Pension Benefit Guaranty Corporation).

(e)          Each Plan intended to meet the requirements of Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Knowledge of Seller, nothing has occurred since the issuance of each such letter that could reasonably affect its qualification.

3.16       Gathered Volumes. Schedule 3.16 sets forth the historical throughput data and information for the calendar years 2004 and 2005 for each Gathering System.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1          Organization of Buyer.   Buyer is a limited liability company, formed, validly existing and in good standing under the laws of Delaware.

4.2          Authorization; Enforceability.   Buyer has all requisite power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other proceeding on the part of Buyer is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.3          No Conflict; Consents.   Except as would not reasonably be expected to have a Material Adverse Effect on the ability of Buyer to enter into and perform its obligations under this Agreement, the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer do not and shall not:

(a)          violate any Law applicable to Buyer or require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority (other than as required by the HSR Act);

(b)	violate any Organizational Document of Buyer; or

(c)          require any filing with or permit, consent or approval of, or the giving of any notice to, any Person (other than as required by the HSR Act).

4.4          Litigation.   There are no lawsuits or actions before any Governmental Authority pending or threatened in writing against Buyer that would reasonably be expected to have a Material Adverse Effect on the ability of Buyer to perform its obligations under this Agreement and, there are no orders or unsatisfied judgments from any Governmental Authority binding upon Buyer that would reasonably be expected to have a Material Adverse Effect on the ability of Buyer to perform its obligations under this Agreement.

4.5          Brokers’ Fees.   Except as disclosed on Schedule 4.5, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates. No Person other than Buyer has any liability or obligations for any costs or expenses related to Buyer’s engagement of the parties, if any, set forth on Schedule 4.5.

4.6          Financial Ability.   Buyer has, through a combination of cash on hand and funds readily and unconditionally available under existing lines of credit, funds sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection therewith. A true, correct and complete copy of each such line of credit upon which Buyer is relying for such funds is attached hereto as Schedule 4.6.

ARTICLE V

COVENANTS

5.1	Conduct of Business.

(a)          From the date of this Agreement through the Closing, Seller shall operate its business solely as it relates to the Assets in the ordinary course consistent with past practice and, without limiting the generality or effect of the foregoing, Seller will use its Reasonable Efforts to preserve intact, in all material respects, its business solely as it relates to the Assets, as well as the Assets as they exist on the date of this Agreement.

(b)          Without limiting the generality or effect of Section 5.1(a), prior to the Closing, Seller shall not take any action to:

(i)           cause the Assets to become subject to any Liens other than Permitted Liens;

(ii)          liquidate, dissolve, recapitalize or otherwise wind up its business solely as it relates to the Assets;

(iii)         except as required by Law or in the ordinary course of business, grant or increase any bonus, salary, severance, termination or other compensation or benefits or other enhancement to the terms and conditions of employment to any Eligible Employee (other than bonuses granted at or prior to the Closing Date in connection with the transactions contemplated hereby that are paid prior to the Closing;

(iv)         change its accounting methods, policies or practices, in each case solely as they relate to the Assets, except as required by applicable Law;

(v)          sell, assign, transfer, lease or otherwise dispose of any Assets other than in the ordinary course of business or personal property that will be replaced with equivalent property prior to Closing;

(vi)         incur any Indebtedness for Borrowed Money for which Buyer will have any obligation on or after the Closing, other than in connection with the ownership or operation of the Assets in the ordinary course of business and not otherwise prohibited or allocated to Seller hereunder; or

(vii)	agree, whether in writing or otherwise, to do any of the foregoing.

5.2	Access.

(a)          From the date hereof through the Closing, Seller shall afford to Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the business, to the properties, books, contracts, records and appropriate management and employees of Seller related to the Assets, and shall furnish such authorized Representatives with all financial and operating data and other information concerning the Assets as Buyer and such Representatives may reasonably request, provided that Buyer and its authorized Representatives will not request information, or otherwise contact, any officer director or employee of Seller without arranging such contact with either Patricia D. Horn or Max Myers. Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Additionally, Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to (a) bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including financial analyses) relating to such bids; (b) any information the disclosure of which would jeopardize any privilege available to Seller or any Seller Affiliate relating to such information or would cause Seller or any Seller Affiliate to breach a confidentiality obligation; or (c) any information the disclosure of which would result in a violation of Law.

(b)          Buyer shall indemnify the Seller Indemnified Parties and their Representatives, and save them harmless, effective as and from the date hereof, from and against any claims, demands, actions, causes of action, damages, losses, costs, liabilities, or expenses that they or any of them may suffer or incur, or that may be made or brought against any of them, as a result of, in respect of, or arising out of any injury to the person or property of Buyer or its Representatives as a result of, or in connection with any site visits or inspections of the Assets or properties of any Seller Indemnified Party. THE INDEMNIFICATION PROVISIONS IN THIS SECTION 5.2 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES

THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

(c)          From and after the Closing Date, Seller shall, and shall cause its Affiliates and their respective Representatives to, keep confidential and not disclose any information relating to Seller or any of the Assets (the “Restricted Information”), and shall not directly or indirectly use such Restricted Information for any purpose, except as and to the extent permitted by the terms of this Agreement or the Transition Services Agreement. The obligation to keep such Restricted Information confidential shall continue indefinitely from the Closing Date and shall not apply to any information that (i) is in the public domain, (ii) is published or otherwise becomes part of the public domain through no fault of Seller, any of its Affiliates or any of their respective Representatives or (iii) becomes available to Seller, any of its Affiliates or any of their respective Representatives on a non-confidential basis from a source that did not acquire such information (directly or indirectly) from Seller or Buyer or any of their respective Affiliates or Representatives on a confidential basis. Notwithstanding the foregoing, Seller may make disclosures required by Law and in connection with disputes hereunder; provided, however, that Seller, to the extent practicable, shall provide Buyer with prompt notice thereof so that Buyer may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 5.2(c). In the event that such protective order or other remedy is not obtained or Buyer waives compliance with the provisions of this Section 5.2(c), Seller shall or shall cause the Person required to disclose such Restricted Information to furnish only that portion of the information that such Person is legally required, and, to the extent practicable, Seller shall exercise its Reasonable Efforts to obtain reliable assurance that confidential treatment is accorded the Restricted Information so furnished.

(d)          As soon as reasonably practicable following the Closing, Seller shall, in accordance with the terms of the applicable confidentiality agreement (or, if permitted by such confidentiality agreement, Seller shall assign its rights under such confidentially agreement to Buyer and Buyer shall), request from each bidder that entered into a confidentiality agreement with Seller regarding the possible acquisition by such bidder of the Assets, that such bidder return to Seller any and all Restricted Information furnished to such bidder.

(e)          All Restricted Information shall be subject to the terms and conditions of the Confidentiality Agreement, and the Parties understand and agree that the terms of this Agreement shall be subject to the Confidentiality Agreement. Buyer agrees to be bound by the Confidentiality Agreement as if it were an original party thereto. Notwithstanding the foregoing, from and after the Closing, any restrictions contained herein or in the Confidentiality Agreement relating to Buyer’s use or disclosure of the Restricted Information shall be null and void.

5.3          Third Party Approvals.   Buyer and Seller shall (and shall each cause their respective Affiliates to) use Reasonable Efforts to obtain all material consents and approvals of third parties that any of Buyer, Seller or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.

5.4          Regulatory Filings.   From the date of this Agreement until the Closing, each of Buyer and Seller shall, and shall cause their respective Affiliates to (a) make or cause to be made the filings required of such party or any of its Affiliates (and, in the case of Seller and any of its respective Affiliates) under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, and in any event within ten Business Days after the date hereof, (b) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (c) use Reasonable Efforts to cause the expiration of the notice or waiting periods under the HSR Act and, if applicable, any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (d) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (e) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (f) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials, (g) use Reasonable Efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (h) use Reasonable Efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as in violation of any Law. If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of such meeting.

5.5	Employee and Benefit Matters.

(a)          Schedule 5.5(a) sets forth a list of certain employees of Seller or its Affiliates who have provided services relating to the Assets and that Seller and such Affiliates shall make available to Buyer to discuss potential employment with Buyer after the Closing (such employees being collectively the “Eligible Employees”). Within 15 days after the date of this Agreement, Buyer shall offer employment (which shall be contingent on the occurrence of the Closing) to each Eligible Employee that Buyer desires to employ, and Buyer shall notify Seller in writing of the identities of the Eligible Employees to whom Buyer has made an offer. Each offer of employment to a Eligible Employee shall be consistent with the provisions of this Section 5.5 and shall remain open for a period of at least 20 days. On or before the date that is five Business Days prior to the Closing Date, Buyer shall notify Seller as to each Eligible Employee who has accepted employment with Buyer and each Eligible Employee who has rejected an offer of such employment. Buyer shall indemnify and hold harmless Seller and its respective

Affiliates with respect to all Losses relating to or arising out of any action or inaction by Buyer in connection with the employee selection and employment offer process described in the preceding provisions of this Section 5.5(a) (including any claim of discrimination or other illegality in such selection and offer process). The employment with Buyer of each Eligible Employee who accepts such employment shall be effective as of the Closing Date.

(b)          Subject to the remaining paragraphs of this Section 5.5, until the earlier of (i) one year following the Closing Date and (ii) the termination for cause of an individual employed by Seller, Buyer or any of their respective Affiliates, Buyer shall cause each Eligible Employee who accepts an offer of employment from Buyer as provided in Section 5.5(a), (each, a “Continuing Employee”), to be provided with (x) compensation (including annual incentive compensation opportunities) on a basis substantially similar to that provided by Seller and its Affiliates to such employee immediately prior to the Closing and (y) benefits on a basis substantially similar to those provided to similarly situated employees of Buyer and its Affiliates.

(c)          Buyer shall cause each Continuing Employee and the Continuing Employee’s eligible dependents (including all such Continuing Employee’s dependents covered immediately prior to the Closing Date by a Plan that is a group health plan), to (i) be eligible for coverage under group health, prescription drug, dental and similar type welfare benefit plans maintained by Buyer or an Affiliate thereof or that provide benefits to the Continuing Employee and such eligible dependents, effective immediately upon the Closing Date and (ii) for purposes of satisfying deductibles, out-of-pocket maximums or other similar limitations, credit such Continuing Employee, for the year during which such coverage under such plans begins, with any deductibles, co-insurance and co-payments already incurred during such year under Plans that provide similar benefits.

(d)          Buyer shall cause the employee benefit plans and programs maintained after the Closing by Buyer, Seller and the Affiliates of Buyer to recognize each Continuing Employee’s years of service and level of seniority prior to the Closing Date with Seller and its Affiliates (including service and seniority with any other employer that was recognized by Seller or its respective Affiliates) for purposes of terms of employment and eligibility, vesting, benefit accrual, retirement eligibility, and benefit determination under such plans and programs, including paid vacation, paid sick time, severance benefits and employer contribution rates under retirement plans. Buyer shall cause each employee welfare benefit plan or program sponsored by Buyer or one of its Affiliates that a Continuing Employee may be eligible to participate in on or after the Closing Date to waive any preexisting condition exclusion or any proof of insurability requirement with respect to participation and coverage requirements applicable to such Continuing Employee or such employee’s dependents.

(e)          For a period of two years after the Closing Date, Buyer agrees not to solicit for employment any of the employees (other than Eligible Employees who have not received and rejected an offer of employment from Buyer or any of its Affiliates) of Seller or its Affiliates so long as they are employed by Seller without the prior written consent of Seller; provided, however, that the foregoing restriction shall not apply to any general solicitations not directed at the employees of Seller or its Affiliates.

5.6          Seller Marks.   Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the words “OGE” or “Enogex” or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”). From and after the Closing, Buyer agrees that it shall (a) cease using the Seller Marks in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (e.g., signage, e-mail addresses, and as a referral or pointer to the acquired website), and to cease such limited usage of the Seller Marks as promptly as possible after the Closing and in any event within 90 days following the Closing Date and (b) remove, strike over or otherwise obliterate all Seller Marks from all Assets and all other materials owned, possessed or used by Seller or its Affiliates. The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 5.6 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity. This covenant shall survive indefinitely without limitation as to time.

5.7	Books and Records; Access. From and after the Closing:

(a)          Seller and its respective Affiliates may retain a copy of any or all of the data room materials and other books and records relating to the Assets on or before the Closing Date.

(b)          Buyer shall preserve and keep a copy of all books and records of Seller that relate to the use or ownership of Assets on or before the Closing Date in Buyer’s possession for a period of at least five years after the Closing Date. After such five-year period, before Buyer shall dispose of any such books and records, Buyer shall give Seller at least 90 days’ prior notice to such effect, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as Seller may select. Buyer shall provide to Seller, at no cost or expense to Seller, full access to such books and records as remain in Buyer’s possession and full access to the properties and employees of Buyer in connection with matters relating to the Assets of Seller on or before the Closing Date and any disputes relating to this Agreement.

5.8          Permits.   Buyer shall provide all notices and otherwise take all actions required to transfer or reissue any Permits, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement. Seller shall use Reasonable Efforts to cooperate with Buyer to provide information necessary to apply for such Permits.

5.9          Liability for Transfer Taxes. Buyer shall be responsible for and indemnify the Seller Indemnified Parties against any state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement.

5.10       Cooperation.   In connection with the preparation of Tax Returns directly related to the Assets, audit examinations directly related to the Assets, and any administrative or judicial proceedings regarding Tax liabilities that are imposed on Seller and directly relate to the Assets, Buyer and Seller shall cooperate fully with each other, including, without limitation, with respect to the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of such audit examinations or the defense of claims by Governmental Authorities as to the imposition of such Taxes.

5.11	Information; Data; Facilities.

(a)          At or promptly after the Closing, Seller shall furnish to Buyer all digital files, software and related information for mapping and modeling the Gathering Systems, to the extent Seller is legally and contractually permitted to do so.

(b)          At or promptly after the Closing, Seller shall furnish to Buyer all files and information and data used by Seller in preparing applications for, and demonstrating compliance with, environmental and similar permits used or obtained by Seller in connection with the operation of the Assets.

5.12       Post-Closing Receipts.   If, within 180 days after the Closing, Buyer receives any funds relating to the operation of the Assets prior to the Closing Date, or Seller receives any funds relating to the operation of the Assets after the Closing Date, then the Party receiving such funds shall account therefor and pay the same to the other Party promptly after receipt thereof. Notwithstanding the foregoing, there shall be no accounting for amounts received that have already been taken into account in calculating the Purchase Price. Liability for ad valorem taxes for any Tax period that includes but does not end on the Closing Date shall be apportioned between Buyer and Seller on a ratable daily basis. Seller shall be responsible for remitting payment to the appropriate Governmental Authority for such ad valorem taxes, and Buyer shall reimburse Seller for Buyer’s ratable portion within 30 days of the date such ad valorem Taxes are remitted to the respective jurisdiction.

5.13       Gas Transportation Arrangements.

(a)          During the term of the Transportation Agreement, (i) any gas that is gathered (or in the future capable of being gathered) by a Specified System, including any gas produced from any Specified Well, is, effective as of the Closings Date, hereby dedicated by Buyer and shall be delivered to the Enogex Inc. intrastate transportation system pursuant to the Transportation Agreement, and (ii) Buyer shall not (x) construct any pipeline to transport any gas gathered from the Specified Systems or Specified Wells or (y) otherwise contract for the installation or connection of the Specified Systems or Specified Wells to any third party pipeline. Without limiting the generality of any other provision of this Agreement, the provisions of this Section 5.13(a) shall be binding upon any successor of Buyer or assignee of any of the Assets.

(b)          Buyer agrees that within one year after the Closing Date, Buyer will install treating facilities (the “Treating Facilities”) in order to enable Buyer to treat the gas to be transported on the Enogex Inc. transportation system so that such gas meets the quality specifications set forth in Enogex Inc.’s Standard Operating Conditions. Until the earlier to occur of (i) one year from the Closing Date and (ii) the installation by Buyer of the Treating Facilities, Enogex Inc. will use Reasonable Efforts to endeavor to accept and blend the gas delivered by Buyer at the Points of Receipt (as defined in the Transportation Agreement), but only to the extent that such gas is of substantially the same quality as has historically delivered by Seller at the Points of Receipt. Notwithstanding the foregoing, Buyer acknowledges that Enogex Inc.’s intrastate transportation system is subject to regulations and other Laws that, among other things, impose significant restrictions on the acceptance into such system of non-conforming gas.

5.14       Assumed Contracts.   Buyer shall be obligated to terminate or replace each of the Assumed Contracts as soon as reasonably possible, but not later than the later of (a) six (6) months after the Closing Date and (b) the expiration of the Primary Term under the respective Assumed Contract. The purpose of this Section 5.14 is to require Buyer to cease using Seller’s contractual form and cause Buyer to substitute such form with Buyer’s contractual form.

5.15       Well Connections.   Buyer shall reimburse Seller for all out-of-pocket expenditures made or incurred by Seller between the date of this Agreement and the Closing Date in order to connect any Gathering System to the wells set forth on Schedule 5.15. Buyer shall also reimburse Seller for all out-of-pocket expenditures made or incurred by Seller between the date of this Agreement and the Closing Date in order to connect any Gathering System to such additional wells as shall be mutually agreed to by Buyer and Seller. All reimbursements for expenditures described in this Section 5.15 shall be made by Buyer on the Closing Date; provided, that if the amount of any expenditure has not been determined by the Closing Date, then the reimbursement for such expenditure shall be made by Buyer promptly after such determination.

ARTICLE VI

CONDITIONS TO CLOSING

6.1          Conditions to Obligations of Buyer.   The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

(a)          Representations, Warranties and Covenants of Seller.   (i) Each of the representations and warranties of Seller made in this Agreement will be true and correct as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing), except where the breach of a representation or warranty (individually or when aggregated with other breaches of representations and warranties) would not reasonably be expected to have a Material Adverse Effect; (ii) Seller shall have performed or complied with all of the covenants and agreements required by this Agreement to be performed or complied with by Seller on or before the Closing, except where the failure to perform or comply would not reasonably be expected to have a Material Adverse Effect; and (iii) Seller shall have delivered to Buyer a certificate, dated the Closing Date, certifying that the conditions specified in this Section 6.1(a) have been fulfilled;

(b)          Third Party Consents; Governmental Approvals.   All material consents, approvals or waivers, if any, disclosed on any schedule to this Agreement or otherwise required to be obtained by Seller in connection with the consummation of the transactions contemplated by this Agreement have been received. Any applicable waiting period under the HSR Act shall have expired or been terminated and all of the material consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required to enable Buyer to consummate the transactions contemplated by this Agreement have been obtained;

(c)          No Injunction, Etc.   No provision of any applicable Law and no order will be in effect that will prohibit or restrict the consummation of the Closing;

(d)          No Proceedings.   No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking Losses from Seller incident to this Agreement or the transactions contemplated hereby, will have been instituted by any Person before any Governmental Authority and be pending.

(e)          Transition Services Agreement.   Seller shall have delivered to Buyer an executed counterpart of the Transition Services Agreement, dated as of the Closing Date, substantially in the form of Exhibit A attached hereto (the “Transition Services Agreement”); provided, however, that the form of Schedule A to the Transition Services Agreement shall be in a form to be mutually agreed upon by the Parties prior to the Closing.

(f)           Transportation Agreement. Seller shall have delivered to Buyer an executed counterpart of the Interruptible Transportation Services Agreement, dated as of the Closing Date, substantially in the form of Exhibit B attached hereto (the “Transportation Agreement”);

(g)          Bill of Sale.   Seller shall have delivered to Buyer an executed counterpart of a Bill of Sale dated as of the Closing Date, in a form to be mutually agreed upon by the Parties prior to the Closing (the “Bill of Sale”);

(h)          Assignment and Assumption Agreement. Seller shall have delivered to Buyer an executed counterpart of an Assignment and Assumption Agreement, dated as of the Closing Date, in a form to be mutually agreed upon by the Parties prior to the Closing (the “Assignment and Assumption Agreement”);

(i)           Assignment of Easements. Seller shall have delivered to Buyer an executed counterpart of an Assignment of Easements, dated as of the Closing Date, in a form to be mutually agreed upon by the Parties prior to the Closing (the “Assignment of Easements”); and

(j)           Other Deliveries.   Seller shall have delivered such other certificates, instruments of conveyance, and documents as may be reasonably requested by Buyer and agreed to by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

6.2          Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:

(a)          Representations, Warranties and Covenants of Buyer.   (i) Each of the representations and warranties of Buyer made in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing), except where the breach of a representation or warranty (individually or when aggregated with other breaches of representations or warranties) would not reasonably be expected to have a Material Adverse Effect; (ii) Buyer shall have performed or complied with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing, except where the failure to perform or comply would not reasonably be expected to have a Material Adverse Effect; and (iii) Buyer shall have delivered to Seller a certificate, dated the Closing Date, certifying that the conditions specified in this Section 6.2(a) have been fulfilled;

(b)          Third Party Consents; Governmental Approvals.   All material consents, approvals or waivers, if any, disclosed on any schedule to this Agreement or otherwise required to be obtained by Buyer in connection with the consummation of the transactions contemplated by this Agreement have been received. Any applicable waiting period under the HSR Act shall have expired or been terminated and all of the material consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required to enable Seller to consummate the transactions contemplated by this Agreement have been obtained;

(c)          No Injunction, Etc.   No provision of any applicable Law and no order will be in effect that will prohibit or restrict the consummation of the Closing;

(d)          No Proceedings.   No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking Losses from Seller incident to this Agreement or the transactions contemplated hereby, will have been instituted by any Person before any Governmental Authority and be pending;

(e)          Transition Services Agreement.   Buyer shall have delivered to Seller an executed counterpart of the Transition Services Agreement;

(f)           Transportation Agreement. Buyer shall have delivered to Seller an executed counterpart of the Transportation Agreement;

(g)          Sales Tax.   Without limiting the generality of the provisions of Section 5.9, in order to permit Seller to satisfy its collection obligations under applicable Law,

Buyer shall deliver to Seller at Closing cash in an amount equal to pay the Taxes required to be paid by Buyer reflected on Schedule 2.6;

(h)          Assignment and Assumption Agreement. Buyer shall have delivered to Seller an executed counterpart of an Assignment and Assumption Agreement;

(i)           Assignment of Easements. Buyer shall have delivered to Buyer an executed counterpart of the Assignment of Easements; and

(j)           Other Deliveries.   Buyer shall have delivered such other certificates, instruments, and documents as may be reasonably requested by Seller and agreed to by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE VII

INDEMNIFICATION

7.1          Survival.   The representations and warranties in this Agreement and all covenants contained in this Agreement shall survive the Closing until one (1) year after the Closing Date, except that (a) the representations and warranties in Section 3.1 (Organization of Seller), Section 3.2 (Authorization; Enforceability), Section 3.8 (Brokers’ Fees) and Section 4.1 (Organization of Buyer) shall survive until the fifth anniversary of the Closing Date and (b) the representations and warranties and certifications contained in the certificates delivered under Section 6.1(a) and Section 6.2(a) will for survive for the same duration that the representations and warranties to which they are applicable survive. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time; provided that such right of indemnity shall continue to survive and shall remain a basis for indemnification hereunder only until the related claim for indemnification is resolved or disposed of in accordance with the terms of this Article VII.

7.2	Indemnification.

(a)          From and after the Closing, Seller will indemnify, defend and hold harmless Buyer and its officers, members, directors, employees and Affiliates (the “Buyer Indemnified Parties”) against any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (“Losses”) incurred or suffered as a result of, relating to or arising out of (i) any failure of any representation or warranty made by Seller in this Agreement or any closing certificate delivered pursuant to Section 6.1(a) to be true and correct as of the Closing (as if made anew at and as of the Closing), (ii) the breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement and (iii) any failure by Seller to pay, perform or otherwise discharge any of the Retained Liabilities. Notwithstanding anything herein to the contrary, Seller will not be liable under this Section 7.2(a) (x)

except to the extent the aggregate amount of Losses exceeds $1,500,000 or (y) for Losses in excess of 15% of the Purchase Price.

(b)          From and after the Closing, Buyer will indemnify, defend and hold harmless Seller and its officers, members, directors, employees and Affiliates (the “Seller Indemnified Parties”) against any and all Losses incurred or suffered as a result of, relating to or arising out of (i) any failure of any representation or warranty made by Buyer in this Agreement or any closing certificate delivered pursuant to Section 6.2(a) to be true and correct as of the Closing (as if made anew at and as of the Closing), (ii) the breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement and (iii) the operation of the business related to the Assets after the Closing Date, including, without limitation, any involvement whatsoever by Seller or its Affiliates in any Measurement Cases.

(c)          For purposes of determining whether a representation or warranty has been breached for purposes of this Article VII and determining the amount of Losses suffered by any Buyer Indemnified Party or Seller Indemnified Party, as the case may be, each representation and warranty set forth in this Agreement, and any qualification with respect to any representation or warranty set forth in any Disclosure Schedule, shall be read without regard or giving effect to “material,” “materiality,” “Material Adverse Effect,” “except as would not reasonably be expected to have a Material Adverse Effect on the Assets and/or Seller” and words of similar qualification.

(d)          THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE VII SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

7.3          Procedures.   Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)          If any Person who or which is entitled to seek indemnification under Section 7.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any claim asserted against an Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 7.2, the Indemnified Party shall promptly (i) notify the party against whom indemnification is sought (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b)          The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnified Party to dispute whether such claim is an indemnifiable Loss under this Article VII), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 7.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 7.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c)          If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 7.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)          Any claim by an Indemnified Party on account of Losses that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of five Business Days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such five Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e)          Any indemnification payment made pursuant to this Agreement shall be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim, and the amount of any Loss shall take into account any net Tax benefits attributable to the circumstance or event giving rise to such Loss.

7.4	Waiver of Other Representations.

(a)          EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER SELLER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER, ITS BUSINESS OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO SELLER, AND ANY SUCH OTHER REPRESENTATION AND WARRANTIES ARE HEREBY DISCLAIMED.

(b)          EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER’S INTERESTS IN ITS ASSETS ARE BEING TRANSFERRED THROUGH THE SALE “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF SELLER AND ITS ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF SELLER AND ITS ASSETS.

7.5          Exclusive Remedy and Release.   The indemnification and remedies set forth in this Article VII shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement; provided, however, that nothing in this Section 7.5 shall prevent either Party from seeking injunctive or equitable relief in pursuit of its indemnification claims under this Article VII. Except with respect to claims p>

identified in the previous sentence, Buyer hereby waives, releases, acquits and forever discharges Seller, its officers, directors, partners, employees or agents, or any other person acting on behalf of Seller, of and from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses, Losses or compensation whatsoever, whether direct or indirect, known or unknown, foreseen or unforeseen, which Buyer now has or may have or which may arise in the future directly or indirectly resulting from the management or operations of the Assets, including without limitation any of the foregoing that is from or relating to the possession, use, handling, management, disposal, investigation, remediation, cleanup or release of any Constituents of Concern or any Environmental Law applicable thereto.

ARTICLE VIII

TERMINATION

8.1          Termination.   At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)          by the mutual consent of Buyer and Seller as evidenced in writing signed by each of Buyer and Seller;

(b)          by Buyer, if there has been a material breach by Seller of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within 30 days after written notice thereof from Buyer;

(c)          by Seller, if there has been a material breach by Buyer of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within 30 days after written notice thereof from Seller;

(d)          by either Buyer or Seller if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(e)          by either Buyer or Seller, if the transactions contemplated hereby have not been consummated by May 31, 2006; provided, however, that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 8.1(e) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement.

8.2          Effect of Termination. If this Agreement is terminated under Section 8.1, all further obligations of the Parties under this Agreement will terminate without further liability or obligation of either Party to the other Parties hereunder; provided, however, that no Party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (a) failure of such Party to have performed its material obligations under this Agreement or (b) any material misrepresentation made by such Party of any matter set forth in this Agreement. Nothing in this Section 8.2 will relieve any Party to this Agreement of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement that specifically survives termination hereunder. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1          Notices.   All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

If to Buyer, to:

Hiland Partners, L.P.

205 West Maple, Suite 105

Enid, Oklahoma 73701

Fax: (580) 548-5188

Attention: Randy Moeder

with a copy to:

McAfee & Taft

10th Floor, Two Leadership Square

211 N. Robinson, Suite 1000

Oklahoma City, Oklahoma 73102

Fax: (405) 235-0439

Attention: David J. Ketelsleger

If to Seller, to:

Enogex Gas Gathering, L.L.C.

515 Central Park Dr., Suite 600

Oklahoma City, Oklahoma 73105

Fax: (405) 558-4642

Attention: Max J. Myers and Patricia D. Horn

with a copy to:

Jones Day

717 Texas, Suite 3300

Houston, Texas 77002

Fax (832) 239-3600

Attention: J. Mark Metts

or to such other address or addresses as the Parties may from time to time designate in writing.

9.2          Assignment.   Except as provided in Section 9.3, no Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

9.3          Like-Kind Exchange. Seller may designate some or all of the Assets as “relinquished property” in a “like-kind exchange” for purposes of Section 1031 of the Code, in which event Seller shall assign it rights (but not its obligations) under this Agreement to a third party acting as “qualified intermediary” for U.S. federal income tax purposes (the “Qualified Intermediary”). Following any such assignment, Buyer shall act in accordance with the Qualified Intermediary's instructions in remitting the Purchase Price and shall otherwise reasonably cooperate with Seller and the Qualified Intermediary to enable Seller's sale of the Assets to qualify as part of a like-kind exchange for tax purposes. Seller shall indemnify Buyer against and hold Buyer harmless from any and all costs imposed on or incurred by Buyer as a result of its compliance with the terms of this Section 9.3. This Section 9.3 does not authorize Seller to delay the Closing Date for the purpose of qualifying a like-kind exchange under Section 1031 of the Code.

9.4          Rights of Third Parties.   Except for the provisions of Section 5.2(b), Section 5.5(b), Section 5.9, Article VII and Section 9.3, which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, further, that the provisions of Section 5.13 may be enforced by Seller and/or Enogex Inc.

9.5          Expenses.   Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

9.6          Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

9.7          Entire Agreement.   This Agreement (together with the Disclosure Schedules and exhibits to this Agreement), the Transportation Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

9.8          Disclosure Schedules.   Unless the context otherwise requires, all capitalized terms used on the Disclosure Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter on the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed on the Disclosure Schedules. No disclosure on the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information on the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of Seller or required to be disclosed on the Disclosure Schedules. Each disclosure on the Disclosure Schedules shall be deemed to qualify all representations and warranties of Seller notwithstanding the lack of a specific cross-reference.

9.9          Acknowledgment by Buyer.   BUYER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM SELLER OR ANY OF ITS RESPECTIVE AFFILIATES, EXCEPT AS SET FORTH IN THIS AGREEMENT.

9.10       Amendments.   This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

9.11       Publicity.   All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Seller, which consent shall not be unreasonably withheld, conditioned or delayed by such Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party.

9.12       Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

9.13	Governing Law; Jurisdiction.

(a)          This Agreement shall be governed and construed in accordance with the Laws of the State of Oklahoma, without regard to the Laws that might be applicable under conflicts of laws principles.

(b)          The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Oklahoma County, Oklahoma, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Oklahoma with respect to any matter under this Agreement shall be binding.

(c)          To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 9.13(b).

(d)          THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

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IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLER:

ENOGEX GAS GATHERING, L.L.C.
By: Enogex Inc., Its Managing Member

By:/s/ Danny Harris

Name:Danny Harris

Title:  President and Chief Operating Officer

BUYER:

HILAND OPERATING, LLC

By:   /s/ Randy Moeder

Randy Moeder
President and Chief Executive Officer

Exhibit 99.01

OGE Energy Corp. Subsidiary to Sell Gas Gathering Assets

OKLAHOMA CITY -- OGE Energy Corp. (NYSE: OGE) announced today a subsidiary of its natural gas pipeline company, Enogex Inc., has agreed to sell gas gathering assets in the Kinta, Okla., area to a subsidiary of Hiland Partners, L.P. (NASDAQ: HLND)

“The sale of these assets comes after careful analysis and is part of our repositioning and growth strategy,” said Danny Harris, president and chief operating officer of Enogex. “We expect this action to help us improve our long-term financial performance and position us to expand into other geographic areas of operation.”

The Enogex Gas Gathering LLC assets included in the transaction are approximately 568 miles of gas gathering pipeline and 23 compressor units with current volumes of approximately 145 million cubic feet per day, all in eastern Oklahoma.

The sale price will be approximately $93 million. The transaction is expected to provide an after-tax book gain of approximately $34 million and is currently scheduled to close by the end of April. The transaction is subject to customary closing conditions and regulatory review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The Enogex companies are engaged in natural gas gathering, processing, transportation, storage and marketing. OGE Energy is the parent of Enogex Inc. and also the parent of Oklahoma Gas and Electric Company, a regulated electric utility with approximately 750,000 customers in a service area spanning 30,000 square miles in Oklahoma and western Arkansas.

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